Exhibit 3.1

CHASE BANK USA,

NATIONAL ASSOCIATION

Charter No. 23160

ARTICLES OF ASSOCIATION

(Amended and Restated as of April 19, 2016)

For the purpose of organizing an Association to perform any lawful activities of national banks, the undersigned do enter into the following Articles of Association:

FIRST. The title of this Association shall be Chase Bank USA, National Association (the “Association”).

SECOND. The main office of the Association shall be in Wilmington, County of New Castle, State of Delaware. The general business of the Association shall be conducted at its main office and its branches.

THIRD. The board of directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director, during the full term of his directorship, shall own common or preferred stock of the Association or of a holding company owning the Association, with an aggregate par, fair market or equity value of not less than $1,000. Any vacancy in the board of directors may be filled by action of the shareholders or a majority of the remaining directors.

Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

Honorary or advisory members of the board of directors, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full board of directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the Association or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefore in the bylaws, or if that day falls on a legal holiday in the state in which the Association is located, on the next following banking day. If no election is held on the day fixed or in event of a legal holiday, on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail.

In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

A director may resign at any time by delivering written notice to the board of directors, its Chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH. The authorized amount of capital stock of this Association shall be 417,000 shares of common stock of the par value of One Hundred dollars ($100.00) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion may from time to time determine and at such price as the board of directors may from time to time fix.

Unless otherwise specified in the Articles of Association or required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association, must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The board of directors shall appoint one of its members President of this Association, and one of its members Chairperson of the board and shall have the power to appoint one or more Vice Presidents, a Secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the bylaws.

The board of directors shall have the power to:

1)	Define the duties of the officers, employees, and agents of the Association.

(2)	Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association.

(3)	Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4)	Dismiss officers and employees.

(5)	Require bonds from officers and employees and to fix the penalty thereof.

(6)	Ratify written policies authorized by the Association’s management or committees of the board.

(7)

Regulate the manner in which any increase or decrease of the capital of the Association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law.

(8)	Manage and administer the business and affairs of the Association.

(9)	Adopt initial bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the Association.

(10)	Amend or repeal bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders.

(11)	Make contracts.

(12)	Generally perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any other place within the limits of Wilmington, Delaware, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the Association to any other location permitted under applicable law, without the approval of the shareholders subject to approval by the Office of the Comptroller of the Currency.

EIGHTH. To the extent permitted by 12 C.F.R. 7.2014 and consistent with the requirements of 12 U.S.C. 1828(k) and the implementing regulations thereunder:

(1)

To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may be hereafter amended permits the limitation or elimination of the liability of directors, no director of the Association shall be personally liable to the Association or its shareholders for monetary damages for breach of fiduciary duty as a director.

(2)

The Association shall have the power to indemnify any director, officer, employee or agent of the Association or any other person who is serving at the request of the Association in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as may hereafter be amended, and any such indemnification may continue to any person who has ceased to be a director, officer or employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

(3)

By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Association may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee or agent of the Association or any other person who is serving at the request of the Association in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the Association would have the power or would be required to indemnify any such person under the terms of any agreement or by-law or the General Corporation Law of the State of Delaware. For purposes of the paragraph (3) “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

NINTH. The corporate existence of this Association shall continue until termination according to the laws of the United States.

TENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The Association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

In witness whereof, we have hereunto set our hands as of this 19 day of April, 2016.

By /s/ James S. Crown

Name: James S. Crown

By /s/ Laban P. Jackson, Jr.

Name: Laban P. Jackson, Jr.

By /s/ Marianne Lake

Name: Marianne Lake

By /s/ Matthew E. Zames

Name: Matthew E. Zames

By /s/ William C. Weldon

Name: William C. Weldon